Exhibit 10.65

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is executed on January 27, 2018, by and between OZ Management LP, a Delaware limited partnership (“OZM”), and Robert Shafir (the “Executive”).

1. Employment.

(a) Acceptance of Employment; Defined Terms. OZM hereby agrees to employ the Executive, and the Executive hereby accepts such employment, in each case, to be effective as of February 5, 2018, (such date, or a later date agreed upon by the parties as the employment commencement date, the “Effective Date”) subject to the Executive commencing employment on such date, according to the terms and conditions set forth in this Agreement. The parties acknowledge that the Executive may be employed by OZM, OZ Advisors LP (“OZA”), OZ Advisors II LP (“OZAII,” and together with OZM and OZA, the “OZ Operating Partnerships”), any of the general partners of the OZ Operating Partnerships, or any of their respective subsidiaries or affiliated entities (collectively, the “OZ Entities” or the “Company”), and such employment shall be governed by this Agreement.

(b) Title. Commencing from the Effective Date, the Executive shall serve as the Chief Executive Officer (“CEO”) of Och-Ziff Capital Management Group LLC (the “Parent”).

(c) Term. Unless terminated earlier pursuant to Section 3 of this Agreement, the term of Executive’s employment under this Agreement shall commence on the Effective Date and continue through the fourth anniversary thereof (the “Term”). Except as set forth in Section 8(j), upon expiration of the Term (or upon the termination of Executive’s employment with the Company, if earlier), this Agreement shall terminate and no longer be of any force or effect. For purposes of this Agreement, a “Term Year” means each 12-month period commencing on the Effective Date and each subsequent anniversary of the Effective Date during the Term.

(d) Reporting. The Executive shall report to, and at all times be subject to the lawful direction of, the Board of Directors of the Parent (the “Board”). The Company shall nominate the Executive to serve as a member of the Board during the Term without additional compensation, and shall serve as a member of any management committees of the Company during the Term without compensation if requested by the Board or any of the general partners of the OZ Operating Partnerships. The Executive shall also assume without compensation such other titles and roles during the Term as reasonably requested by the Board or any of the general partners of the OZ Operating Partnerships.

(e) Full Attention. During the Term, the Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities. Notwithstanding the foregoing, subject to written consent of the Board and the compliance policies, rules and regulations of the Company as in effect from time to time, the Executive shall be permitted to (a) serve on any for-profit corporate or governmental board of directors, (b) serve on the board of, or work for, any charitable, not-for-profit or community organization, and(c) pursue his personal, financial and legal affairs; provided, in each case, that Executive shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate any provision of Section 4.

(f) Employment At-Will. The Executive’s employment with the Company is an at-will relationship, meaning that either the Executive or the Company may terminate this employment relationship at any time, for any reason or no reason, with or without Cause (as defined in Section 3(h)(i)), and with or without advanced notice.

(g) Compliance with Company Policies and Applicable Law. The Executive will comply at all times with all policies, rules and regulations of the Company, as adopted from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to the Executive, including but not limited to prohibitions on discretionary trading accounts and policies regarding conflicts of interest and confidential information. The Executive will also comply with all applicable policies, procedures, rules, regulations and orders to which he is required to comply as an executive of the Company, including, without limitation, by any recognized stock exchange or other regulatory body or lawful authority.

(h) Executive Representation. Executive hereby represents and warrants to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene or conflict with or cause a default under, the terms of any employment agreement or other contract, agreement, policy, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants that all information that he has provided to the Company about himself in response to questionnaires or otherwise is true. The Executive represents and warrants that he has not previously engaged in, nor is currently engaging in, any activity that would violate any Company policy on political contributions or conflicts of interest, determined as if he were an employee covered by each such policy, but disregarding in respect of the conflict of interest policy any investments disposed of prior to the Effective Date. The Executive hereby represents and warrants to the Company that no commission or finder’s fee, or any other amount of whatever nature or kind, was indirectly or directly incurred in connection with the recruitment of the Executive.

(i) Partnership Admission. The Executive agrees that he will be admitted as a limited partner of each of the OZ Operating Partnerships within 30 calendar days of the Effective Date. In connection with such admission, the OZ Operating Partnerships will each issue one Class D Common Unit (as defined in the Limited Partnership Agreements of the OZ Operating Partnerships, as amended from time to time (the “Limited Partnership Agreements”)) to the Executive and the Executive will enter into Partner Agreements (the “Partner Agreements”) and the Limited Partnership Agreements with each of the OZ Operating Partnerships. The Partner Agreements will supersede and replace this Employment Agreement (except to the extent such matters are addressed in the Limited Partnership Agreements), but will include substantially similar provisions to this Employment Agreement, taking into account the Executive’s change of status from employee to limited partner of the OZ Operating Partnerships. The Executive hereby agrees to perform all acts, and to execute and deliver any documents (including the Partner Agreements and a joinder to the Exchange Agreement, the Tax Receivable Agreement and the Registration Rights Agreement (each as defined in the Limited Partnership Agreements)) that may be reasonably necessary to carry out the provisions of this Section 1(i).

2. Compensation and Benefits.

(a) Base Salary. Effective as of the Effective Date and during the Term following the Effective Date, the Executive shall receive a base salary from the Company at an annualized rate of $2 million, payable in regular installments in accordance with the Company’s standard payroll policies (the “Base Salary”). The Executive shall be eligible for such increases in Base Salary, if any, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The term “Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time during the Term. The Executive’s Base Salary shall not be reduced after any such increase without Executive’s express written consent.

(b) Annual Discretionary Bonus Compensation.

(i) Determination of Annual Discretionary Bonus. During the Term, the Executive shall be eligible to receive discretionary bonus compensation with respect to each fiscal year (“Fiscal Year”) (pro-rated for any partial Fiscal Years during the Term) (each, an “Annual Bonus”), determined based on performance relative to performance criteria for such Fiscal Year established by the Compensation Committee and subject to approval by the Board. The amount of the Annual Bonus for any Fiscal Year shall be determined by the Compensation Committee, with the minimum bonus equal to 100% of Base Salary and a maximum bonus equal to 200% of Base Salary. The Executive must be employed by the Company on the date of payment of such Annual Bonus, and must not have resigned or provided notice of his resignation on or before such date, in order to be eligible for such Annual Bonus, except as provided in this Agreement.

(ii) Form of Payment of Annual Discretionary Bonus. Annual Bonuses may be paid in cash, equity, or a combination thereof (including grants under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan or a successor plan (the “2013 Plan”) and grants of “deferred cash interests” under the Och Ziff Deferred Cash Interest Plan for Employees or analogous plan applicable to the Executive), as determined in the discretion of the Compensation Committee; provided, however, that no less than 60% of any Annual Bonus with respect to any Fiscal Year shall be paid in cash.

(iii) Time of Payment of Annual Discretionary Bonus. Any Annual Bonus shall be paid in cash or settled by an award, as applicable, on or before March 15 of the year immediately following the Fiscal Year to which such Annual Bonus relates. Upon the grant of any Annual Bonus payable in equity, the Executive and the Company will enter into an award agreement (with terms and conditions consistent with this Agreement).

(iv) Vesting of Annual Discretionary Bonus. Unless otherwise determined by the Compensation Committee and set forth in the applicable award agreement, any portion of any Annual Bonus that is paid in a grant of restricted stock units (“RSUs”) under the 2013 Plan will vest in four equal annual installments on each of the first four anniversaries of the applicable grant date; provided, that the Executive must be employed by the Company on such vesting date (and must not have resigned or provided notice of his resignation on or before such date), except as otherwise provided in Section 3(d)(ii)(3). All or any portion of any Annual Bonus may be subject to additional vesting requirements as determined in the discretion of the Compensation Committee. Notwithstanding anything in this Section 2(b)(iv) to the contrary, no portion of any Annual Bonus paid in the form of an equity award or a “deferred cash interest” award will be subject to a service-based vesting schedule of more than four years from the applicable grant date.

(c) Annual Equity Compensation.

(i) Annual RSU Grants. As of the Effective Date and on or about each anniversary of the Effective Date during the Term (each such date, a “Grant Date”), the Executive shall receive an annual grant of restricted stock units (“RSUs”) under the 2013 Plan (each such grant, an “Annual RSU Grant”) equal to $5 million in value (the “Annual RSU Award Value”), as generally provided in this Section 2(c), subject in all events to the terms and conditions of the 2013 Plan (including any limitations of the number of available shares) and related Award Agreement (as defined below).

(ii) Determination and Delivery of Annual RSU Grants. The Annual RSU Grant with respect to each Grant Date shall consist of an award to the Executive of a number of RSUs equal to the RSU Equivalent Amount (as defined below) (the “Annual RSUs”); provided, that the Executive must be employed by the Company on such Grant Date (and must not have resigned or provided notice of his resignation on or before such date) and that the Executive has entered into an award agreement evidencing such grant (each, an “Award Agreement”). Notwithstanding the above, if the RSU Fair Market Value applicable for an Annual RSU Grant is less than $2.00 per share, the Board may, in its discretion, reduce the RSU Equivalent Amount to not less than 2.5 million RSUs, and shall deliver the balance of the Annual RSU Award Value with respect to such Annual RSU Grant in the form of a cash-based award (which for the avoidance of doubt, will constitute a part of the Annual RSU Grant and will be subject to the same terms and conditions as the Annual RSU Grant (including vesting and treatment upon termination of employment or change in control). For purposes of this Agreement:

(1) “RSU Equivalent Amount” shall mean the quotient of the Annual RSU Award Value divided by the RSU Fair Market Value rounded to the nearest whole number.

(2) “RSU Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of the Parent’s Class A Shares for the 10 trading days immediately prior to the Effective Date or applicable Effective Date anniversary.

(iii) Vesting of Annual RSUs. The Annual RSUs will vest in four equal annual installments on each of the first four anniversaries of the applicable Grant Date; provided, that the Executive must be employed by the Company on such vesting date (and must not have resigned or provided notice of his resignation on or before such date), except as otherwise provided in Section 2(d)(iii), Section 3(b)(ii)(2), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(1).

(iv) Treatment of Annual RSUs Upon a Change in Control. In the event of a Change in Control (as defined below), all Annual RSUs shall be treated in accordance with Section 2(d)(iii).

(d) Sign-On RSU Grant.

(i) Award of Sign-On RSUs. Upon the Effective Date, the Executive shall be entitled to receive a grant of 12 million RSUs under the 2013 Plan (the “Sign-On RSUs”), as generally provided in this Section 2(d), and subject in all events to the terms and conditions of the 2013 Plan and related Award Agreement. The Sign-On RSUs shall be granted as soon as practicable following the Effective Date; provided, that the Executive has entered into an Award Agreement with respect to such grant (with terms and conditions consistent with this Agreement).

(ii) Vesting of Sign-On RSUs. The Sign-On RSUs will vest in four equal annual installments on each of the first four anniversaries of the Effective Date; provided, that the Executive must be employed by the Company on such vesting date (and must not have resigned or provided notice of his resignation on or before such date), except as otherwise provided in Section 2(d)(iii), Section 3(b)(ii)(1), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(1).

(iii) Treatment of Sign-On RSUs and Annual RSUs Upon a Change in Control; Certain Other Payments Upon a Change in Control. In the event of a Change in Control, all unvested Sign-On RSUs and all unvested Annual RSUs (as may be adjusted in such Change in Control in accordance with the terms of the 2013 Plan and Award Agreements) shall remain outstanding and continue to vest in accordance with the terms of the applicable Award Agreements, subject to the Executive’s continued employment with the Company or successor entity thereto in a Substantially Equivalent Position (as defined below) through the applicable vesting date; provided, however, that:

(1) if the Executive is offered a Substantially Equivalent Position with the Company or a successor entity thereto in such Change in Control but does not accept such position, then all unvested Sign-On RSUs and all unvested Annual RSUs shall be forfeited as of the date of such Change in Control; and

(2) if (i) the Executive’s employment with the Company or such successor entity is terminated by the Company or such successor entity without Cause or by the Executive because his position has ceased to be a Substantially Equivalent Position, in each case, during the Change in Control Protection Period (as defined below), or (ii) if the Executive is not offered a

Substantially Equivalent Position in such Change in Control and terminates his employment within 30 days following such Change in Control, in each case, then:

(A) the next two installments of the Sign-On RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Sign-On RSUs) that would have otherwise vested if Executive had not been so terminated shall become vested on the later of (x) the date of such Change in Control and (y) the date of such termination. In addition, to the extent unvested following application of the previous sentence, a portion of an additional installment of Sign-On RSUs, pro-rated for the Term Year in which the termination occurs through the Termination Date, shall become vested as of such date. After application of the foregoing, the remainder of the unvested Sign-On RSUs, if any, will be immediately forfeited as of the Termination Date;

(B) the next two installments of any Annual RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Annual RSUs) that would have otherwise vested if Executive had not been so terminated shall become vested on the later of (x) the date of such Change in Control and (y) the date of such termination, and the remainder of the unvested Annual RSUs, if any, will be immediately forfeited as of such date; and

(C) the Executive shall receive the Severance Benefit (as defined in Section 3(b)(iii)), payable as described in Section 3(b)(iii)).

For the avoidance of doubt, any payments and benefits provided under this Section 2(d)(iii) (including under Section 2(d)(iii)(C)) shall be in lieu of any payments and benefits under Section 3.

(iv) For purposes of this Agreement, “Change in Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities and (B) entitled to receive a Majority Economic Interest in connection with such transaction. For purposes of the definition of Change in Control, all capitalized terms shall have the meaning ascribed to such terms in the Limited Partnership Agreements.

(v) For purposes of this Agreement, the “Change in Control Protection Period” means the period beginning 6 months prior to a Change in Control and ending on the earlier of (x) the second anniversary of the Change in Control and (y) the expiration of the Term.

(vi) For purposes of this Agreement, “Substantially Equivalent Position” shall mean the CEO position held by the Executive prior to the occurrence of any of the following events without the express written consent of the Executive, unless such event is materially corrected by the Board within thirty (30) days following the Executive’s provision of written notice to the Board of such event, which notice must be given within thirty (30) days of the first occurrence of the relevant event: (1) prior to the occurrence of a Change in Control, the failure of the Company to nominate the Executive to the Board; (2) a material diminution in the Executive’s authority, duties, or responsibilities; or (3) a requirement that the Executive report to any person or entity other than to the Board; in each case, provided, however, with respect to clauses (2) and (3), that following the occurrence of a Change in Control in which the Executive remains the most senior executive of the Company, the Executive’s position shall not fail to be a Substantially Equivalent Position due to a change in title or reporting structure or other similar event, including without limitation by reason of the Executive ceasing to be an executive officer of a public company or ceasing to report directly to a board of directors of a public company.

(e) Sign-On PSU Grant.

(i) Award of Sign-On PSUs. Upon the Effective Date, the Executive shall be entitled to receive a grant of 10 million performance-based RSUs (“PSUs”) under the 2013 Plan (the “Sign-On PSUs”), as generally provided in this Section 2(e), subject in all events to the terms and conditions of the 2013 Plan and related Award Agreement. The Sign-On PSUs shall be granted as soon as practicable following the Effective Date; provided, that the Executive has entered into an Award Agreement with respect to such grant.

(ii) Service Condition. The “Service Condition” means that the Executive has continued to be employed by the Company through the third anniversary of the Effective Date (and must not have resigned or provided notice of his resignation on or before such date).

(iii) Performance Condition; Vesting; Forfeiture. Each Sign-On PSU will conditionally vest in full and be settled in accordance with Section 2(f)(i) upon (A) satisfaction of the Service Condition and (B) the Total Shareholder Return (as defined below) subsequently becoming equal to or exceeding the specified threshold applicable to such Sign-On PSU as set forth below (the “Performance Threshold,” and such condition, the “Performance Condition”)); provided, that the Executive is employed by the Company on such vesting date (and must not have resigned or provided notice of his resignation on or before such date), and except as otherwise provided in Section 2(e)(vi), Section 3(b)(ii), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii). “Total Shareholder Return” shall have the meaning ascribed to such term in the Limited Partnership Agreements, treating for these purposes the Sign-On PSUs as Class P Common Units and using a Reference Price equal to the average closing price on the New York Stock Exchange of the Class A Shares of Parent for the 10 trading days immediately following the public announcement of the appointment of the Executive as CEO.

(iv) Performance Period. If a Sign-On PSU has not satisfied both the Service Condition and the Performance Condition by the sixth anniversary of the Effective Date (such 6-year period, the “Performance Period”), such Sign-On PSU shall be forfeited automatically, except as otherwise provided in Section 2(e)(vi), Section 3(b)(ii)(3), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii).

(v) Performance Thresholds. The Performance Threshold means the required threshold of Total Shareholder Return that must be achieved for a portion of the Sign-On PSUs to vest, which shall be expressed as a percentage, and is as follows: (i) the Performance Threshold is 25% for 20% of such Sign-On PSUs to vest; (ii) the Performance Threshold is 50% for an additional 40% of such Sign-On PSUs to vest; (iii) the Performance Threshold is 75% for an additional 20% of such Sign-On PSUs to vest; and (iv) the Performance Threshold is 125% for an additional 20% of such Sign-On PSUs to vest.

(vi) Treatment of Sign-On PSUs Upon a Change in Control. In the event of a Change in Control, (A) the Service Condition shall be waived (if not already satisfied) with respect to each Sign-On PSU but only to the extent that the applicable Performance Condition has been satisfied or deemed satisfied pursuant to the following Clause (B); and (B) each Sign-On PSU shall become vested to the extent that the Performance Condition has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the Change in Control; provided, the Executive is employed by the Company on the date of such Change in Control (and must not have resigned or provided notice of his resignation on or before such date). The remaining unvested Sign-On PSUs, if any, will be forfeited on the date of such Change in Control.

(f) General Terms Relating to RSUs and PSUs.

(i) Settlement of RSUs and PSUs. Each vested Annual RSU, each vested Sign-On RSU and each vested Sign-On PSU may be settled in accordance with the terms of the 2013 Plan and the applicable Award Agreement, in the sole discretion of the Compensation Committee in its capacity as Administrator of the 2013 Plan, either by the delivery of (1) one Class A Share (as defined in the Plan) or (2) cash equal to the Fair Market Value (as defined in the Plan) of one Class A Share.

(ii) Distribution Equivalents on RSUs. As set forth in the applicable Award Agreements, the Executive will be credited with Distribution Equivalents (as defined in the 2013 Plan) with respect to the Annual RSUs and Sign-On RSUs, to be subject to the same terms and conditions applicable to, and to be settled on the same date as, the Annual RSUs or Sign-On RSUs, as applicable, in respect of which such distribution equivalents are awarded. Additionally, at the sole discretion of the Board, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents. No Distribution Equivalents shall be payable in respect of the Sign-On PSUs.

(iii) Each Annual RSU, each Sign-On RSU and each Sign-On PSU will be subject in all cases to the terms and conditions of the 2013 Plan and applicable Award Agreement, and in the event of any conflict between the terms of this Agreement and the terms of the 2013 Plan and/or such Award Agreement, the terms of this Agreement will control.

(iv) Nothing herein shall mean or be construed to mean that (i) the Executive is a partner of any of the OZ Operating Partnerships, (ii) the Executive has any right, title, interest or claim with respect to the equity of the OZ Entities other than as expressly provided in this Agreement, or (iii) the Executive or any person claiming under or through the Executive has any right, title, interest or claim to the proceeds of (1) any sale of all or any portion of any of the OZ Entities (whether by merger, consolidation, sale of assets or otherwise), (2) any issuance of equity in any of the OZ Entities, (3) any sale of all or part of the then-existing equity of any of the OZ Entities, or (4) any other monetization or capitalization of the OZ Entities, other than as expressly provided in this Agreement.

(v) During the Term and so long as he is employed by the Company, the Executive will continue to hold at least 50% of the after-tax portion of Class A Shares delivered in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses). This restriction shall lapse on termination of employment for any reason and upon a Change in Control.

(g) Employee Benefits. During the Term, the Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other similarly-situated senior executives of the Company.

(h) Business Expenses. During the Term, Executive shall be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(i) Perquisites. During the Term, the Executive shall be entitled to receive such perquisites and fringe benefits which similarly situated senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of Executive’s duties hereunder as determined by the Company from time to time.

3. Termination of Employment.

(a) Termination by the Company For Cause or by the Executive.

(i) Payments on Termination. If the Term and the Executive’s employment under this Agreement are terminated by the Company for Cause or by the Executive for any reason, prior to the scheduled expiration of the Term, then Executive shall be entitled to receive:

(1) the Base Salary through the Termination Date (as defined below);

(2) reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Termination Date; and

(3) such employee benefits, if any, to which the Executive may be entitled under the employee benefit plans of the Company, subject to the terms and conditions of the applicable plan (the amounts described in clauses (1) through (3) being referred to as the “Accrued Rights”). The Accrued Rights shall not include any bonus payments in connection with any bonus plan, policy, practice, program or award.

(ii) Treatment of Equity Awards. Upon a termination of the Executive’s employment hereunder as described in Section 3(a)(i), (i) all unvested Annual RSUs, unvested Sign-On RSUs and unvested Sign-On PSUs shall be immediately forfeited without consideration upon the Termination Date, and (ii) if such termination is by the Company for Cause, all vested Annual RSUs, vested Sign-On RSUs and vested Sign-On PSUs shall also be immediately forfeited without consideration upon the Termination Date.

(iii) Compensation Forfeiture. Upon a termination of the Executive’s employment by the Company for Cause as described in Section 3(a)(i), the Executive shall transfer to the Company the number of Class A Shares equal to the number of Class A Shares that were acquired by Executive in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses), in each case, in the 24-month period prior to the Termination Date. Notwithstanding the foregoing sentence, (A) if such termination of the Executive’s employment is pursuant to clause (iii) of the definition of Cause, this Section 3(a)(iii) shall only apply if the relevant regulatory body or self-regulatory organization has found (or the Executive has entered into a consent decree determining) that the Executive has committed fraud and (B) if such termination of the Executive’s employment is pursuant to clause (v) of the definition of Cause, this Section 3(a)(iii) shall only apply if such violation of any agreement relating to the Company causes non-de minimis detriment to the Company (financial or otherwise).

(iv) Notwithstanding the delivery of a Notice of Termination with respect to a termination other than a termination by the Company under Section 3(a)(i), the Company may, at any time on or prior to the Termination Date, exercise its right to terminate the Term and the Executive’s employment for Cause, and, upon the proper exercise of such right, any other purported termination shall be null and void, and the terms of Section 3(a)(i) shall apply.

(v) Following such termination of Executive’s employment hereunder pursuant to this Section 3(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement, expect as provided in Section 2(d)(iii), to the extent applicable, or Section 3(b)(iv).

(b) Termination by the Company Without Cause.

(i) Payments on Termination. If the Term and the Executive’s employment under this Agreement is terminated by the Company prior to the scheduled expiration of the Term without Cause (except in circumstances described in Section 2(d)), then the Executive shall be entitled to receive: (1) the Accrued Rights; (2) the treatment of equity awards described in Section 3(b)(ii); and (3) a Severance Benefit payable as described in Section 3(b)(iii).

(ii) Treatment of Equity Awards. Upon termination of Executive’s employment hereunder as described in Section 3(b)(i):

(1) the next two installments of the Sign-On RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Sign-On RSUs) that would have otherwise vested if Executive had not been so terminated shall become vested as of the Termination Date. In addition, to the extent unvested following application of the previous sentence, a portion of an additional installment of Sign-On RSUs, pro-rated for the Term Year in which the termination occurs through the Termination Date, shall become vested as of the date of such termination. After application of the foregoing, the remainder of the unvested Sign-On RSUs, if any, will be immediately forfeited as of the Termination Date.

(2) the next two installments of any Annual RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Annual RSUs) that would have otherwise vested if Executive had not been so terminated shall become vested as of the Termination Date, and the remainder of the unvested Annual RSUs, if any, will be immediately forfeited as of such date; and

(3) the Service Condition with respect to the Sign-On PSUs shall be waived as of the Termination Date (if not already satisfied) and the Executive shall conditionally retain all of the Sign-On PSUs for a period of 24 months following the Termination Date; provided, that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the earlier of (x) the last day of such 24-month period and (y) the last day of the Performance Period shall be immediately forfeited as of such date.

(iii) Severance Benefit. The “Severance Benefit” shall be equal to the sum of:

(1) (A) if the Termination Date occurs prior to the second anniversary of the Effective Date, the lower of (x) the Base Severance Benefit (as defined below) and (y) $18 million, and (B) if the Termination Date occurs on or after the second anniversary of the Effective Date, the lower of (x) an amount equal to the Base Severance Benefit, multiplied by a fraction, the numerator of which is the number of full months remaining in the Term, and the denominator of which is 24, and (y) $18 million; plus

(2) an amount equal to the Annual Bonus (payable at the minimum rate as set forth in Section 2(b)(i)), pro-rated for the Fiscal Year in which the termination occurs through the Termination Date (the “Pro-Rated Termination Year Bonus”); plus

(3) an amount equal to the Annual Bonus earned for the most recently completed Fiscal Year, to the extent such Annual Bonus was not previously paid.

For purposes of this Agreement, “Base Severance Benefit” means the amount equal to the product of (x) the sum of the Base Salary plus the Annual Bonus (payable at the maximum rate as set forth in Section 2(b)(i)), multiplied by (y) 3.0.

The Company shall pay the Severance Benefit in a lump sum in cash on or prior to the sixtieth (60th) day following the Termination Date (subject to Section 3(f) and any applicable six-month delay described in Section 8(h)).

(iv) Other Termination. A termination of the Term and the Executive’s employment under this Agreement prior to the scheduled expiration of the Term by the Executive by reason of his position no longer being a Substantially Equivalent Position shall be treated as a termination by the Company without Cause and entitle the Executive to receive the payments and benefits set forth in this Section 3(b).

(v) The Executive agrees that the Company’s obligation to pay the Severance Benefit and to provide for the equity award treatment described in Section 3(b)(ii) is contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Executive to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Company from its obligations to make the payments and provide the equity award treatment described herein.

(vi) Following such termination of Executive’s employment hereunder pursuant to this Section 3(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination Due to Death or Disability.

(i) Payments on Termination. If the Term and Executive’s employment under this Agreement are terminated due to the Executive’s death or Disability prior to the scheduled expiration of the Term, the Executive or the Executive’s estate, as applicable, will receive: (i) the Accrued Rights, and (ii) a cash payment equal to the Annual Bonus earned for the most recently completed Fiscal Year, to the extent such Annual Bonus was not previously paid.

(ii) Treatment of Equity. Upon termination of Executive’s employment hereunder as described in Section 3(c)(i): (i) all unvested Annual RSUs and unvested Sign-On RSUs then held by the Executive shall vest in full as of such Termination Date; and (ii) the Service Condition with respect to the Sign-On PSUs shall be waived as of the Termination Date (if not already satisfied) and the Executive shall conditionally retain all of the Sign-On PSUs for a period of 24 months following the Termination Date; provided, that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the earlier of (x) the last day of such 24-month period and (y) the last day of the Performance Period shall be immediately forfeited as of such date.

(iii) The Executive agrees that the Company’s obligation to provide for the equity award treatment described in Section 3(c)(ii) contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Executive or the Executive’s estate, as applicable, to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Company from its obligations to make the payments and provide the equity award treatment described herein.

(iv) Following such termination of the Executive’s employment hereunder pursuant to this Section 3(c), the Executive or the Executive’s estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of the Term.

(i) Expiration of Term. Unless the Executive’s employment is earlier terminated, the Agreement shall terminate upon the expiration of the Term and the Executive’s employment with the Company beyond the expiration of the Term (if not also terminated) shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company.

(ii) Treatment of Equity and Other Payments on Expiration of Term. If the Company does not extend to the Executive an offer to renew this Agreement on substantially similar terms (without regard to the Sign-On RSUs and the Sign-On PSUs), and Executive terminates his employment within 30 days following the expiration of the Agreement pursuant to Section 3(d)(i):

(1) all unvested Annual RSUs and all unvested Sign-On RSUs, if any, then-held by the Executive shall vest in full as of the expiration of the Term;

(2) the Executive shall conditionally retain all of his conditionally vested Sign-On PSUs until the expiration of the Performance Period; provided, that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the last day of the Performance Period shall be immediately forfeited as of such date;

(3) all equity and deferred awards granted to the Executive in payment of any Annual Bonuses shall vest in full as of the expiration of the Term, and the Executive shall receive the Annual Bonus with respect to the most recently completed Fiscal Year to the extent not previously paid; and

(4) the Company shall pay the Executive, in a lump sum in cash on the sixtieth (60th) day following the expiration of the Term, the Pro-Rated Termination Year Bonus.

(iii) The Executive agrees that the Company’s obligation to provide for the equity award treatment described in Section 3(d)(ii) is contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Executive to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Company from its obligations to make the payments and provide the equity award treatment described herein.

(iv) Following such termination of the Agreement pursuant to this Section 3(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Notice of Termination; Termination Date.

(i) For purposes of this Agreement, any purported termination of Executive’s employment by the Company or by the Executive during the Term under Sections 3(a) through (c) (other than termination due to the Executive’s death) shall be communicated by written “Notice of Termination” to the other party hereto, (i) the specific provision in this Agreement relied upon; (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination, which shall mean (A) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(f) Continued Compliance with Restrictive Covenants; Release of Claims. Notwithstanding anything to the contrary contained herein, the Executive agrees that any obligation of the Company to pay the Severance Benefit, Pro-Rated Termination Year Bonus or to provide for the equity award treatment described in Section 2(d)(iii), Section 2(e)(vi), Section 3(b)(ii), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii) is contingent and conditioned upon both of the following:

(i) the Executive’s full compliance with Section 4, as well as any agreements in the release described in clause (ii) below. Notwithstanding anything herein, if (A) the Executive breaches any of the provisions of Section 4 (or any breach of any agreements in the release described in clause (ii) below), (B) following the Termination Date the Compensation Committee becomes aware of acts or omissions by the Executive during the term of the Executive’s employment with the Company which would have constituted Cause, or (C) the Executive, or anyone on the Executive’s behalf, pursues any type of action or claim against the Company regarding this Agreement or any topic or claim covered by this Agreement, other than (i) to enforce rights not released or diminished by the release; (ii) in connection with any challenges to the validity of the release described in clause (ii) below under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (iii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency, or (iv) as otherwise prohibited by law, then, in each case, the Executive shall reimburse the Company for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Company to the

Executive pursuant to Section 3(b) or Section 3(c), as applicable, and the Company shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit or the equity award treatment pursuant to Section 2(d)(iii) Section 2(e)(vi), Section 3(b)(ii), Section 3(b)(iv), Section 3(c)(ii) or Section 3(d)(ii), as applicable, and such other compensation, except to the extent prohibited by applicable law; and

(ii) no later than sixty (60) days after the Termination Date, the Executive must execute and deliver (and not revoke) a general release releasing all claims against the Company, in the form substantially similar to the form attached as Exhibit A hereto (and all applicable revocation periods must have expired); provided, however, that in no event shall the timing of the Executive’s execution (and non-revocation) of the general release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g) Board/Committee Resignation. Upon termination of the Executive’s employment for any reason, the Executive hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that the Executive holds with any of the OZ Entities (or with any entity in which the Company has made any investment) as of the date of such termination. The Executive hereby agrees to execute and deliver such documentation reasonably required by the Company as may be necessary or appropriate to enable the Company (or any entity in which the Company has made an investment) to effectuate such resignation, and in any case, the Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of each OZ Entity, if applicable, of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf such documentation solely for the limited purposes of effectuating such resignation.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Cause” shall mean that the Executive (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Company to have, or has entered into a consent decree determining that the Executive, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Company; (vi) has become subject to any proceeding seeking to adjudicate the Executive bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of the Executive under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of the Executive, or the Executive has taken any action authorizing such proceeding; or (vii) has breached any of the covenants in Section 4, the breach of any of which shall be deemed to be a material breach of this Agreement.

(ii) “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations thereunder.

4. Restrictive Covenants.

(a) Certain Acknowledgements. The Executive acknowledges and agrees that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive; (ii) in the course of Executive’s employment with the Company, the Executive will develop and have access to and knowledge of, confidential information (including, but not limited to, material non-public information of the Company and their clients (and for purposes of this Section 4, “Company” shall include any investment funds and accounts managed by any of the foregoing)); (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage to the Company; (iv) in the course of Executive’s employment with the Company, the Executive will develop relationships and goodwill with the Company’ Investors (as defined in the Limited Partnership Agreements) and counterparties for the benefit of and on behalf of the Company through the investment by and resources of the Company; (vi) the Executive’s engagement in any of the activities prohibited by this Section 4 would constitute improper appropriation and/or use of the Company’ confidential information and/or goodwill; (vii) the Executive’s association with the Company is expected to be critical to the success of the Company; (viii) the services to be rendered, and relationships developed, by the Executive for the benefit of and on behalf of the Company are of a special and unique character; (ix) the Company conducts the alternative asset management business throughout the world; (x) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable; and (xi) in light of the foregoing and of the Executive’s education, skills, abilities and financial resources, the Executive acknowledges and agrees that the Executive will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 4 would prevent the Executive from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) Non-Competition and Non-Solicitation of Investors. During the Executive’s employment with the Company and for the 24-month period immediately following the termination of the Executive’s employment for any reason (18 months in the case of a termination of employment upon or following the expiration of the Term), the Executive shall not, without the prior written consent of the Board, directly or indirectly, either on his own behalf or on the behalf of or with others:

(i) (1) engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), (2) render any services to any Competing Business or (3) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding minimal percentages of the stock of public companies); or

(ii) in any manner solicit or induce any of the Company’s current, former or prospective Investors to (1) terminate (or diminish in any material respect) his, her or its investments with the Company for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his, her or its investments with the Company for any other reason or (2) invest in or otherwise participate in or support any Competing Business.

For purposes of this Agreement, “Competing Business” means any entity, or distinct portion thereof, that engages in (A) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (B) any other business in which any OZ Entity (1) is actively involved, or (2) in the twelve-month period prior to the termination of the Executive’s employment for any reason, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (B), in which the Executive actively participated or was materially involved or about which the Executive possesses confidential information.

(c) Non-Solicitation of Partners and Employees. During the Executive’s employment with the Company and for the 24-month period immediately following the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly, either on his own behalf or on the behalf of or with others, in any manner solicit any of the owners, members, partners, directors, officers or employees of any OZ Entity to terminate their relationship or employment with such OZ Entity, or hire any such person (i) who is at the time of solicitation, or was as of the date of the Executive’s termination of employment, an owner, member, partner or director, officer or employee of any OZ Entity or (ii) whose employment or relationship with any such OZ Entity terminated within two years prior to the date of such Executive’s termination of employment or thereafter. Additionally, the Executive may not solicit or encourage to cease to work with any OZ Entity any consultant, agent or adviser that the Executive knows or should know is under contract with the Company.

(d) Non-solicitation of Clients. During the Executive’s employment with the Company and for the 24-month period immediately following the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly, either on his own behalf or on the behalf of or with others, (i) in any manner solicit or induce any of the Company’ current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his, her or its relationship with the Company for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his, her or its relationship with the Company for any other reason; or (ii) in any manner interfere with the Company’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(e) Non-disparagement. During the Executive’s employment with the Company and at all times following the termination of the Executive’s employment for any reason, the Executive will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of any OZ Entity, or any of their respective owners, partners, members, officers, directors, or employees; provided, however, that nothing contained in this Section 4(e) shall preclude the Executive from providing (i) truthful testimony in response to a valid subpoena, court order, regulatory request, or as may be otherwise required by law, (ii) from participating or cooperating in any action, investigation or proceeding with, or (iii) or providing truthful information to, any governmental agency, legislative body, self-regulatory organization, any of the Company’s legal departments, any of the Company’s individual directors, any committees of the Board or the Board. Notwithstanding the foregoing, the Executive may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the matters discussed herein, provided, however, that the Executive shall not disclose any other information that is not relevant to understanding the tax treatment and tax structure of the matters discussed herein (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company and its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company and its affiliates for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding the foregoing, nothing in such policies, rules and regulations of the Company, this Agreement or any other agreement between the Executive and the Company or its affiliates prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(f) Short Selling and Hedging Transactions. Prior to a termination of the Executive’s employment and at all times thereafter, the Executive and his affiliates shall not, without the approval of the Board, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder) of Class A Shares of Parent or any Related Securities, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude the Executive and his affiliates, prior to a termination of the Executive’s employment and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than the Executive or his affiliates or any person or entity contracting directly with the Executive or an affiliate of the Executive. For purposes of this Section 4(g), “Related Security” means any securities convertible into, exercisable or exchangeable for or repayable with Class A Shares of Parent, and shall also include “deferred cash interests” under the Och Ziff Deferred Cash Interest Plan for Employees.

(g) Return of Company Property. Upon the Executive’s termination of employment for any reason, the Executive will promptly return to the Company all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Executive’s possession, custody, or control that are or were owned and/or leased by the Company in connection with the conduct of the business of the Company, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Executive’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other confidential information.

5. Injunctive Relief; Liquidated Damages.

(a) Injunctive Relief. The Executive acknowledges and agrees that an attempted or threatened breach by him or her of Section 4 of this Agreement or of any provision of the Confidentiality Agreement with the Company entered by the Executive on or before the Effective Date (as amended from time to time, the “Confidentiality Agreement”) would cause irreparable injury to the Company not compensable in money damages, and that the Company shall be entitled, in addition to the remedies set forth in Section 5(b), to obtain a temporary, preliminary and permanent injunction prohibiting any breaches of Section 4 of this Agreement or of any provision of the Confidentiality Agreement without being required to prove damages or furnish any bond or other security.

(b) Liquidated Damages.

(i) The Executive agrees that it would be impossible to compute the actual damages resulting from a breach of Section 4(b) or of any provision of the Confidentiality Agreement, and that the liquidated damages amount set forth in this Agreement is reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Company would suffer from a breach of Section 4 or of any provision of the Confidentiality Agreement.

(ii) Without limiting the right of the Company to obtain injunctive relief for any attempted or threatened breach of Section 4 of this Agreement or of any provision of the Confidentiality Agreement, in the event the Executive breaches Section 4(b) of this Agreement, then:

(1) the Executive shall owe, as liquidated damages, to the Company, an amount equal to the cash and equity-based compensation provided to the Executive in the 24-month period prior to the Termination Date;

(2) the Executive shall transfer to the Company any Class A Shares then held by the Executive that were acquired in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses), in each case, in the 24-month period prior to the Termination Date; and

(3) the Executive shall pay to the Company immediately a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Executive in respect of any Class A Shares acquired at any time that were acquired in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses) that were subsequently transferred during the 24 month period prior to, or at any time after, the date of such breach; and (ii) all distributions received by the Executive during the 24 month period prior to, or at any time after, the date of such breach on Class A Shares acquired at any time.

(iii) Without limiting the right of the Company to obtain injunctive relief for any attempted or threatened breach of Section 4 of this Agreement or of any provision of the Confidentiality Agreement, in the event the Executive breaches Sections 4(c), (d), (e), (f) or (g) of this Agreement, then the Company shall be entitled to any other available remedies including, but not limited to, an award of money.

(c) Remedies Cumulative. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

6. Compensation Clawback Policy. As a highly regulated, global alternative asset management firm, the Company has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of the Company’s financial results, or as required by law, the Compensation Committee would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of employees that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Executive hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Executive and other similarly situated employees on or after the date hereof, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by the Company to give effect to the foregoing.

7. Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment. The Executive acknowledges that he has been given the opportunity to ask questions of the Company and has consulted with counsel concerning this Agreement to the extent the Executive deems necessary in order to be fully informed with respect thereto.

8. Miscellaneous.

(a) Withholding. The Company shall have the right to deduct and withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company may be required or authorized by law to deduct or withhold, whether such laws are now in effect or become effective after the date of this Agreement. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. Any payment or vesting of cash or equity to the Executive is subject to all federal, state, and local income and payroll tax withholding that, in the opinion of the Company, is required by law. Unless the Executive satisfies any such tax withholding obligation by paying the amount in cash (including by check or wire transfer) or shares of the Parent’s stock, the Company shall withhold cash and/or shares on the date of withholding sufficient to cover the withholding obligation or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity, with shares valued in the same manner as used in computing the withholding taxes.

(b) Governing Law; Jurisdiction.

(i) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, including such laws governing contracts made and to be performed in New York, without regard to conflicts of law principles thereof; provided, however, that issues related to the 2013 Plan or any grants thereunder shall be resolved in accordance with the laws of the State of Delaware.

(ii) The Executive hereby submits to and accepts for himself or herself and in respect of his or her property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof. The Executive further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service to the Executive at the address for the Executive in the books and records of the Company.

(c) Amendments. Except as expressly provided herein, this Agreement cannot be amended or modified except by a writing signed by the parties hereto; provided, however, that the Board may amend this Agreement if it determines in its sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.

(d) Counterparties. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by the Executive.

(f) Severability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(g) Waiver. The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(h) Section 409A. The intent of the parties is that this Agreement and the payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment or service for purposes of this Agreement until the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable to a “specified employee” (within the meaning of Section 409A of the Code) upon a separation from service, and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A of the Code, such amounts shall instead be paid on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year, and no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(i) No Further Compensation. The Executive agrees that (a) except for the compensation to be provided to the Executive pursuant to the terms of this Agreement (including as set forth in any Award Agreement related to compensation to be provided pursuant to the terms of this Agreement) and for customary expense reimbursements, the Executive will not be entitled to receive any compensation or distributions from, or have any interests in, any of the OZ Entities, (b) consistent with the restrictions set forth in Section 1(e), Section 1(g) and Section 4, and the Company’s compliance policies that are generally applicable to the Executive that restrict outside investments, the Executive shall not have any interests in, or receive compensation of any type from, businesses or entities other than the OZ Entities.

(j) Survival. Notwithstanding anything to the contrary in this Agreement, Section 3 (as it relates to continuing obligations in respect of termination of employment during the Term only) and Section 4 will survive the termination or expiration of the Term and the termination of the Executive’s employment.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via e-mail to the recipient. Such notices, demands and other communications shall be sent to the address indicated below (or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party):

(1) To the Company:

OZ Management LP

9 West 57th Street, 39th Floor

New York, New York 10019

Attn: General Counsel

(2) To the Executive: to his last address on file in the Company records.

(l) Entire Agreement. Except to the extent specifically set forth herein, this Agreement, the Plan and the related Award Agreements constitute the complete agreement and understanding between the parties regarding the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral which shall automatically terminate upon the effectiveness of this Agreement.

(m) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

(n) Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Signature of Executive	OZ Management LP

/s/ Robert Shafir	By:	Och-Ziff Holding Corporation,
Name: Robert Shafir		its general partner
Address:

	By:	/s/ Alesia J. Haas
	Name:	Alesia J. Haas
	Title:	Chief Financial Officer

Exhibit A

Form of Release

[attached hereto]

EXHIBIT A: GENERAL RELEASE

I,                     , in consideration of and subject to the terms and conditions set forth in the employment agreement between myself and OZ Management LP (“OZM”), dated [•], 2018 (the “Employment Agreement”), and for other good and valuable consideration and intending to be legally bound, do hereby release and forever discharge Och-Ziff Capital Management Group LLC and its affiliates (including, without limitation, OZM), each of their respective current, past, and future subsidiaries, parent companies, sister companies, holding companies, control persons, affiliates, any investment funds and accounts managed by any of the foregoing, and any of their past, present and future investors, employees, members, partners, directors, officers, agents, representatives, successors, and assigns (collectively, the “Och-Ziff Capital Management Group”), from any and all legally waivable actions, causes of action, covenants, contracts, claims, or any right to any monetary recovery, or any other personal relief whatsoever, which I or my heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my employment relationship with OZM or other associations with the Och-Ziff Capital Management Group, or the cessation thereof or separation therefrom.

1. I, on behalf of myself, and my heirs, executors, administrators and assigns, hereby waive, release, and forever discharge the Och-Ziff Capital Management Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, contracts, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, or any right to any monetary recovery, or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, (i) from the beginning of time through the date upon which I execute this General Release, (ii) arising out of, or relating in any way to, my employment relationship with OZM or other associations with the Och-Ziff Capital Management Group, or the cessation thereof or resignation therefrom, or (iii) concerning any bonuses and/or any awards or grants under any incentive compensation plan or program (except as set forth in the Employment Agreement). This release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and/or local labor, employment, and/or anti-discrimination laws, including, without limitation, the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, and all whistleblower or anti-retaliation statutes to the fullest extent permitted by law, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and any corresponding laws in non-U.S. jurisdictions that may be applicable.

2. Nothing in this General Release shall prohibit me from enforcing my rights, if any, under this General Release, my Employment Agreement, any other agreement I may have with OZM or any of its affiliates, or any rights that cannot be waived under applicable law.

3. I have consulted with legal counsel or knowingly and voluntarily chose not to do so. I have carefully read this General Release and I am executing knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts and benefits provided for in the Employment Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts and benefits are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in this General Release.

4. I have been given forty-five (45) calendar days to consider the terms of this General Release, including Schedule 1, attached hereto, although I may execute it sooner. The parties agree that changes to this General Release, whether material or immaterial, do not restart the running of the forty-five (45) calendar day period. I will have seven (7) calendar days from the date upon which I execute this General Release to revoke my consent to its terms. Any such revocation must be in writing and must be faxed to [David Levine] at (212) 790-0065. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of any such revocation, this General Release shall be null and void in its entirety and neither I nor OZM shall have any rights or obligations under it. Provided that I do not revoke this General Release as provided in this Section 4, this General Release shall become effective on the eighth calendar day after the date upon which I execute it.

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I have executed this General Release on the date set forth below.

Date:
[•]

SCHEDULE 1

This disclosure is being provided to you pursuant to the requirements of the Older Workers Benefit Protection Act of 1990.

1. The decisional unit, from which selections were made for employee layoffs as a result of a decision to right size the workforce, was all current employees of OZ Management LP employed in the following divisions or business units: [TO COME] (the “Decisional Unit”).

2. Employees in the Decisional Unit are eligible for severance in consideration for signing a General Release (the “Agreement”).

3. All employees who are eligible for severance in consideration for signing the Agreement have forty-five (45) calendar days to consider the terms of the Agreement. Once an employee signs the Agreement, such employee has seven (7) calendar days to revoke his or her consent to the Agreement.

4. The following is a listing, as of [DATE], of the job title and ages of all employees in the Decisional Unit, indicating which employees were selected for termination of employment and offered the opportunity to sign the Agreement.

Job Title	Age	Selected For Termination of Employment
[Yes/No]